Exhibit 10.09

[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

TERMS AND CONDITIONS

for

ENGINEERING, PROCUREMENT AND

CONSTRUCTION MANAGEMENT SERVICES

Between

ACUSPHERE, INC. (“ACUSPHERE”)

and

PARSONS COMMERCIAL TECHNOLOGY INC. (“PARSONS”)

TABLE OF CONTENTS

ARTICLE I	SCOPE OF SERVICES
	1.1	Description of Services
	1.2	Parsons Responsibilities
	1.2A	Independent Contractor
	1.3	Owner’s responsibilities
	1.4	Changes

ARTICLE II	COMPENSATION
	2.1	Contract Price

ARTICLE III	TERMS OF PAYMENT

ARTICLE IV	WARRANTIES AND GUARANTEES
	4.1	Engineering and Design Warranty
	4.2	Construction Warranty
	4.3	Third Party Warranty and Guarantee
	4.4	Limitations

ARTICLE V	INDEMNIFICATION
	5.1	Bodily Injury and Property damage Liability
	5.2	Protection of the Facilities
	5.3	Owner’s Equipment
	5.4	Limitations

ARTICLE VI	INSURANCE

ARTICLE VII	COMPLETION
	7.1	Scheduled Completion

ARTICLE VIII	TRANSFER AND ACCEPTANCE
	8.1	Care, Custody and Control
	8.2	Acceptance of the Services

ARTICLE IX	TERMINATION, CANCELLATION AND SUSPENSION
	9.1	Termination by Owner for Default
	9.2	Termination by Parsons for Default
	9.3	Termination for Convenience
	9.4	Suspension by Owner
	9.5	Rights upon Termination

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ARTICLE X	SAFETY AND ENVIRONMENTAL
	10.1	Compliance with Laws
	10.2	Pre-Existing conditions

ARTICLE XI	FORCE MAJEURE

ARTICLE XII	INTELLECTUAL PROPERTY
	12.1	Title to Plans and Specifications
	12.2	Secrecy Agreements
	12.3	Patents

ARTICLE XIII	DISPUTE RESOLUTION (NEGOTIATION, MEDIATION AND LITIGATION)
	13.1	General Disputes
	13.2	Dispute Resolution

ARTICLE XIV	GENERAL PROVISIONS
	14.1	Independent Contractor
	14.2	Subcontracts
	14.3	Assignment
	14.4	Audit and Maintenance of Records
	14.5	Avoidance of Liens
	14.5A	Final Lien Waiver and Release of Claims
	14.6	Surplus Material
	14.7	Notices
	14.8	Representations and Remedies
	14.9	Damages
	14.10	Solicitation of Employment
	14.11	Interpretation
	14.12	Entire Agreement
	14.13	Security Interest in Major Equipment

ARTICLE XV	SPECIAL CONDITIONS AND CORRESPONDENCE/ INVOICING INSTRUCTIONS

ARTICLE XVI	TAXES, DUTIES AND FEES

EXHIBIT 1	Existing Contract Scope and Related Compensation
EXHIBIT 2	Compensation and Payment
EXHIBIT 3	Equipment List

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TERMS AND CONDITIONS FOR

ENGINEERING, PROCUREMENT AND

CONSTRUCTION MANAGEMENT SERVICES

THIS AGREEMENT (“Agreement”) for the performance of services is made effective as of the 6th day of July 2004 between ACUSPHERE, INC., with principal offices at 500 Arsenal Street, Watertown, Massachusetts 02472 (“Owner”) and PARSONS COMMERCIAL TECHNOLOGY GROUP INC. (“PARSONS”), with principal offices for this project located at 150 Federal Street, Boston, Massachusetts 02110.

This Agreement establishes the terms and conditions for engineering, procurement and construction management services to be provided by Parsons and describes the responsibilities of both Parsons and Owner. It is understood and agreed that these terms and conditions shall apply to existing work being performed by Parsons for Owner, as described below, and that these terms and conditions may be incorporated by reference into future agreements between Parsons and Owner which agreements may be entered into as the scope of services for such services becomes better defined.

IN CONSIDERATION of the covenants hereinafter set forth, the parties hereto mutually agree as follows:

ARTICLE I                                                                  SCOPE OF SERVICES

1.1           Description of Services

Parsons shall perform engineering, procurement and construction management services (hereinafter referred to as the “Services”) which may be contracted for in connection with Owner’s aseptic pharmaceutical manufacturing facility located at 890 East Street, Tewksbury, Massachusetts (the “Facilities”).  Such Services may include those specifically set forth and described in the Basis of Design Report prepared by Parsons, the first revision of which was dated August 20, 2004 (the “BDR”) and as further defined and updated in the Proposal for Engineering, Procurement and Construction Manufacturing Management Services AI-700-301 Commercial Manufacturing Facility that was prepared by Parsons on September 3, 2004, as amended (the Proposal).

It is understood that the proposal made by Parsons to Owner on September 8, 2004 represents a subset of the work under the September 3, 2004 proposal. Nothing contained in the terms and conditions of this Agreement shall be construed to bind either party to any of the other work described in the September 3, 2004 proposal or the September 8, 2004 proposal. Work is authorized only to the extent that it is separately agreed to by Owner and Parsons.

It is understood that Owner leases said Facilities but that Owner shall own the majority of equipment added to, and improvements made to, the facility.

1.2           Parsons Responsibilities

As required for the Services contracted between the parties, Parsons shall (unless otherwise provided herein) subject to the terms and provisions of this agreement:

(a)   Furnish supervisors, engineers, designers, draftsmen, and other personnel necessary for the preparation of drawings and specifications;

(b)   Furnish buyers, inspectors, expediters, and other personnel necessary to procure specified equipment per the Proposal, as defined per Section 1.1, as Owner’s purchasing agent;

(c)   Furnish supervisors, foremen, skilled and unskilled labor, and all other personnel; provided that, to the extent available, such personnel shall be individuals with Parsons experience;

(d)   Procure or supply machinery, equipment, materials, expendable construction items and supplies, related services and contracts;

(e)   Prepare and furnish a project schedule and cost estimate;

(f)    Obtain all licenses required except for those specified to be obtained by Owner;

(g)   Supply the major construction tools and equipment, and where not available, procure third party construction tools and equipment, and supply small tools; and

(h)   Appoint an individual who shall be authorized to act on behalf of Parsons and with whom Owner may consult at all reasonable times, and whose instructions, requests, and decisions will be binding upon Parsons as to all matters pertaining to this Agreement and the performance of the parties hereunder. Parsons shall, upon execution of the Agreement, advise Owner in writing of the name of the individual referred to in the preceding sentence.

(i)    Comply, with respect to applicable provisions specified and provided by Acusphere, with the Owner’s Commercial Building Lease dated the 20th of July 2004 between Acusphere, Inc. and 890 East LLC, of which Parsons has been separately provided a copy.

(j)    Assist Acusphere by providing required letter to Acusphere for notification to Massachusetts Development Finance Agency (“MassDevelopment”), as reasonably requested by MassDevelopment or Owner, when Owner has spent at least two million dollars towards the improvement of the facility in connection with the Leasehold Mortgage and Security Agreement dated 16th of August 2004 between Acusphere, Inc. and MassDevelopment, of which Parsons has been separately provided a copy, and not to intentionally do anything which would cause Owner to not comply with its covenants under such agreement.

(k)   Install AI-700 manufacturing process equipment as supplied by Owner.

(l)    Allow access to the work areas for personnel of the Owner and its agents, contractor and subcontractors coordinated with Parsons Construction Manager prior to jobsite entry. All Owner personnel, agents, contractors and subcontractors shall be required to follow all Parsons safety requirements and training. This will include such access as is needed to test, operate or maintain Owner’s AI-700 manufacturing process equipment within the Facility while work by Parsons is ongoing in or around the same work areas.

(m)  Except as necessary, refrain from entering parts of the Facility which are not being modified as part of the Services such as the two-story office space section of the building.

(n)   Clean-up, at its own cost or the cost of its contractors, any non pre-existing hazardous waste, hazardous materials, or pollutants generated at the facility or otherwise introduced by Parsons or its contractors.

1.2A        Independent Contractor

(a)   Parsons is and shall operate as an independent contractor in the performance of Construction Management in regards to this Agreement and not as an agent or employee of Owner, except with respect to the procurement, as Purchasing Agent of Owner, of certain specified equipment.

(b)   Other than to the extent Parsons shall place agency purchase orders for Owner, all Parsons’ subcontracts, supply agreements, and lease and rental agreements entered into pursuant to this Agreement shall contain a provision expressly stating that no contractual relationship exists between Owner and the Contractor, Supplier, person, or entity with which Parsons has entered into a purchasing or contracting relationship. It is understood that that forms of such agreements will be consistent with the Parsons’ forms titled “Construction Subcontract Agreement (LFI)”(Rev. L, July 1, 2003) or “Construction Subcontract Agreement (SFI)” (Rev. K, July 1, 2003) for construction services and that Parsons will not make any significant modification to the terms of these contracts without notifying Owner in writing and obtaining the written approval of an authorized representative of Owner.

It is also understood that Parsons has and uses different contract forms for consulting services, professional and non-professional services, as well as other field services and that the obligations of the parties to such contract agreements are appropriate to the nature of services to be provided and

Parsons shall use appropriate independent (non-agency) contract forms in place of construction subcontract forms where appropriate provided that such forms do not make any warranties or representations on behalf of Owner which are inconsistent with the standard form LFI and SFI form examples that have been provided to Owner.

To the extent that Parsons places purchase orders with vendors, such purchase orders shall only be placed with the express written approval of Owner and under forms approved by Owner.

(c)   At all times, Parsons shall be solely responsible for the means, methods, sequences, and procedures for the performance of its work under this Agreement.

(d)   Parsons shall accept responsibility for its agents, contractors, subcontractors, suppliers, and all others it hires or engages to perform or assist in performing the work, whether on or off the project site.

1.3           Owner’s Responsibilities

Unless otherwise provided herein, the Owner shall at such times as may be required by Parsons for the successful and expeditious completion of the Services (the “Services of Owner”):

(a)   Provide a site for the construction of the Facilities and suitable access thereto consistent with a site logistics plan to be prepared by Parsons and reviewed by Owner encompassing the building and parking lot, provide a reasonably adequate area or areas for Parsons and other Contractor’s offices, warehouses, craft change rooms, shop buildings, welding facilities, materials storage and lay down area, employee parking, and furnish necessary construction utilities.

(b)   Obtain any process and other licenses which are required for the Facilities, which are specifically identified in the contract documents as being the responsibility of Owner;

(c)   Take such steps agreed to by Owner which are reasonably necessary and consistent with a commissioning plan to be mutually developed and agreed to by Owner and Parsons to start up the Facilities, including the AI-700 manufacturing process equipment and maintenance thereof;

(d)   Pay all taxes assessed against the Facilities;

(e)   Advise of the existence and, except as provided for in the Proposal, undertake the abatement and disposal of hazardous substances as defined in the Comprehensive Environmental Response, Compensation and liability Act which are encountered but not created by Parsons in the performance of the Services;

(f)    Provide Parsons with all drawings, specifications and other required data necessary for the completion of the Services for all Owner supplied equipment and Owner specified equipment and on which Parsons shall rely, other than those to be supplied by Parsons as part of the Services;

For purposes of (f) above, it is understood that Owner supplied equipment consists of AI-700 manufacturing process equipment as detailed on the equipment list attached hereto as Exhibit 3, as may be amended from time to time, and made a part hereof. Owner is responsible for the delivery of Owner supplied equipment to the Facilities where it will be installed by Parsons, including the mating of this equipment with facility systems, controls and utilities. Additional Owner specified equipment consists of the [CONFIDENTIAL TREATMENT REQUESTED] /*/. The installation of this equipment is currently not included in the project. Parsons is responsible for the specifications for all other equipment as detailed in Exhibit B referenced in Exhibit 3.  Should any additional equipment be required that is not in Exhibit B, Owner and Parsons shall mutually agree in writing on the responsibilities for designing, selecting, procuring, installing and commissioning such equipment.

(g)   Appoint one or more individuals who shall be authorized to act on behalf of Owner, with whom Parsons may consult at all reasonable times, and whose instructions, requests, and decisions will be binding upon Owner as to all matters pertaining to this Agreement and the performance of the parties hereunder. It is understood that Owner may appoint a different individual to approve change orders and other actions, if any, which involve changes in financial consideration than the individual appointed by Owner to address matters such as design assumptions and project oversight.  Owner shall advise Parsons in writing of the name(s) of the individual(s) referred to in the preceding sentence. Unless otherwise stated by Owner in writing, the approval of the Chief Financial Officer or Chief Executive Officer is required to approve any change order or other action which potentially increases the financial commitment that Owner makes to Parsons or any vendor or contractor hereunder.

1.4           Changes

(a)   OWNER may, through its authorized representative, without invalidating this Agreement, order changes within the general Scope of Services required by this Agreement, by altering, adding to, or deducting from the Services to be performed by written order to Parsons (a “Change”). If any Change under this clause causes an increase or decrease in Parsons cost of, or the time required for, the performance of any part of the Services, an equitable adjustment shall be made by mutual agreement, and this Agreement shall be modified accordingly by issuance of a Change Order signed by the authorized representatives of the Parties. In no event shall Parsons be obligated to perform a Change, nor shall Owner be obligated to pay any increased amounts, or agree to extend the time of performance, prior to mutual acceptance and execution of a written Change Order.

(b)   If the Owner issues any instruction which, in Parsons reasonable opinion, will increase the time for performance or the cost of performing any of the Services, Parsons shall be entitled to submit promptly a Request for Change Order to the Owner, specifying the matters it believes entitle it to a Change Order.  The failure of Parsons to submit promptly (and in no event later than 10 days after such instruction or matter becomes known) a Request for Change Order to the Owner shall constitute a waiver of Parsons’ right to submit a claim based on such instruction or matters.

(c)   If either party disputes the existence, extent, validity or effect of a Change, then either party may notify the other party that it desires to meet and resolve the dispute. If the dispute cannot be resolved to the mutual satisfaction of the parties within ten (10) business days, then either party can demand resolution in accordance with Article XIII titled, “Dispute Resolution (Negotiation, Mediation and Litigation).”

ARTICLE II                                 COMPENSATION

2.1           Contract Price

Prior to entering into this Agreement, Parsons commenced work for Owner based on a series of incremental agreements. Such work, and the estimated costs of such work, is described in Contract Work (Form 1) Authorization No. 1 and Contract Work (Form 2) Authorization No. 1 as dated concurrently herewith.  All work under such forms incorporate by reference the terms and conditions hereunder and such work, including the work described in the prior agreements referenced by such forms, are subject to these terms and conditions as these terms and conditions supercede the prior terms and conditions for such work. It is anticipated that the Owner and Parsons may expand the contract scope through future Contract Work Authorizations and that such future Contract Work Authorizations will also incorporate the terms and conditions hereunder.

ARTICLE III          TERMS OF PAYMENT

To the extent that Owner and Parsons have in the past, or do in the future, enter into Contract Work Authorizations for work to be performed which agreements incorporate the terms and conditions hereunder, the Owner shall make payments to Parsons in accordance with the terms of payment specified in Exhibit 2 attached titled “Compensation and Payment.”

ARTICLE IV WARRANTIES AND GUARANTEES

4.1           Engineering and Design Warranty

Parsons warrants it will perform its engineering and design services (“Engineering Services”) in accordance with the current standards of care and diligence normally practiced by recognized engineering firms in performing services of a similar nature. If during the one (1) year period following acceptance of the Services pursuant to section 8.2 it is shown that there is an error or omission in the Engineering Services as a result of Parsons failure to meet those standards and Owner has notified Parsons in writing of any such error within that period, Parsons shall reperform such Engineering Services within the original scope of Services as may be necessary to remedy such error. All costs incurred by Parsons in performing such corrective engineering and design services shall be to the account of Parsons.  It is understood and agreed that time is of the essence with respect to the correction of any such error or omission.

The contents of 4.1 above do not remove or limit the Owner’s right to make a claim for damages as otherwise provided in the terms and conditions of this document.

4.2           Construction Warranty

Parsons warrants it will perform its construction management and other Services not described in Section 4.1 hereinafter (“Construction Management Services”) in accordance with the current standards of care and diligence normally practiced by recognized construction management firms in performing services of a similar nature and that such Construction Management Services shall be free from material defects in workmanship. If during the one (1) year period following acceptance of the Services pursuant to Section 8.2 it is shown that there is an error in the Construction Management Services as a result of Parsons failure to meet those standards and Owner has notified Parsons in writing of any such error within that period, Parsons shall reperform such Construction Management Services within the original scope of Services as may be necessary to remedy such error. All “incremental costs” incurred by Parsons in performing such corrective services shall be reimbursable in accordance with Exhibit 2 attached hereto, but no fee shall be paid on such corrective services.  It is understood and agreed that time is of the essence with respect to any such corrective service.

The contents of 4.2 above do not remove or limit the Owner’s right to make a claim for damages as otherwise provided in the terms and conditions of this document.

4.3           Third Party Warranty and Guarantee

Parsons will, for the protection of Owner, demand from all Vendors and Contractors from which Parsons procures machinery, equipment or materials or services, warranties and guarantees with respect to such machinery, equipment, materials or services, which shall be made available to Owner to the full extent of the terms thereof.  Parsons responsibility with respect to machinery, equipment and materials or services obtained from Vendors or Contractors shall be limited to rendering all reasonable assistance to Owner for the purpose of enforcing the same.  All costs incurred by Parsons in performing such Services shall be reimbursable in accordance with Exhibit 2 attached hereto, except that it is understood that with respect to costs incurred by subcontractors in connection with warranties and guarantees that Parsons will ensure that all such costs are born by the subcontractors or otherwise not seek reimbursement from Owner for such costs.

4.4           Limitations

Parsons shall have no warranty obligation or liability for defects in the Services to the extent (a) the warranty claim is attributable primarily to Parsons reliance upon or use of data, design criteria, drawings, specifications or other information furnished by Owner in connection with Owner supplied equipment or Owner specified equipment as described in Section 1.3, which may be amended from time to time, (b) Owner failed to properly operate and maintain the Facilities, and (c) Owner fails to provide Parsons an opportunity to promptly make such tests and perform such remedial services as Parsons reasonably deems appropriate.

ARTICLE V           INDEMNIFICATION

5.1           Bodily Injury and Property Damage Liability

Parsons will indemnify, defend and hold Owner harmless from any and all claims, liabilities, and causes of action for bodily injury to or death of any person, or for damage to or destruction of property (excluding, however, the property referred to in Section 5.2 and 5.3) to the extent resulting from the physical acts or negligence of Parsons in the performance of the Services.

5.2           Protection of the Facilities

Except as otherwise provided in Section 5.1, Parsons will be responsible for and obligated to replace, repair, or reconstruct, and to furnish any material, equipment, or supplies furnished by Parsons which are lost, damaged, or destroyed due to Parsons negligence or acts prior to transfer of care, custody, and control of the facilities or the affected portion thereof to Owner. Owner assumes all responsibility for such loss, damage, or destruction after such transfer of care, custody, and control to Owner unless caused by Parsons acts or negligence.

5.3           Owner’s Equipment

As between Parsons and Owner, Owner assumes responsibility and risk for all loss of or damage to specified equipment purchased by Owner with respect to which title has transferred to Owner, property owned by or in the custody of Owner, unless caused by Parsons or Parsons subcontractor’s negligence or willful misconduct, however such loss or damage shall occur, and agrees to maintain property damage insurance fully covering said property from such risk and, except in the event of negligence or willful misconduct on the part of Parsons or one or more of Parsons’ subcontractors, does hereby and shall cause its insurers to waive rights of subrogation against Parsons and its vendors and subcontractors of any tier under such insurance of Owner.

5.4           Limitations

Parsons shall have no obligation to Owner with respect to any damage or loss to property caused by the perils of war, insurrection, revolution, nuclear reaction, or other like perils as may be excluded under the limits of the insurance coverage provided pursuant to Article VI.  Parsons liability with respect to loss, damage or injury shall not exceed the limits of the insurance coverage called for pursuant to Article VI.

ARTICLE VI                             INSURANCE

Before commencing the Services, Parsons shall, at its own cost and expense, purchase and maintain the following insurance:

•      Worker’s Compensation coverage as required by law.

•      Employer’s Liability with limits of $1,000,000 per occurrence.

•      General Liability coverage for damages as a result of death or bodily injury (including personal injury) to any persons or destruction or damage to any property with limits of $5,000,000 per occurrence.  Such coverage shall include, but not be limited to:

a)     Contractual Liability

b)    Products Liability including Completed Operations

c)     Premises Operations

d)    Broad form Property damage (including X, C, U as applicable)

e)     Personal Injury Liability

•      Automobile Liability Insurance as a result of death or bodily injury to any persons or destruction or damage to any property arising out of the ownership, maintenance or use of any motor vehicle with combined single limits of $1,000,000.

•      Excess Liability insurance over the aforementioned coverage’s in the amount of $5,000,000.

•      Professional Liability Insurance.  Parsons shall maintain Professional Liability Insurance with limits of $5,000,000 per claim and general aggregate for claims arising from the negligent performance of professional Services under this Agreement.

Parsons insurance required herein shall be primary to any similar insurance carried by Owner.  The above insurance policies (excluding professional liability and worker’s compensation) shall include Owner as an additional insured, but only to the extent of the named insured’s negligence.

Furthermore, Parsons will ensure that any and all Contractors managed by Parsons shall have adequate insurance coverage for workers compensation, employers liability, general liability, automobile liability, excess liability and professional liability consistent with the terms described above with the understanding that such Contractors may have limits of $1,000,000 per occurrence for general liability insurance and $1,000,000 per claim for professional liability insurance and be considered to have reasonable insurance coverage provide that they have excess liability insurance of at least $5,000,000.

All required coverage shall provide 30 days written notice of any material change or cancellation.  Prior to commencement of any Services, Parsons shall furnish certificates of insurance evidencing the above coverage.

Owner shall purchase and maintain property insurance upon the entire Project, which project amount excludes the cost of the building which is understood to be insured by the landlord, for the full cost of replacement as of the time of any loss. This insurance shall include as named insureds Owner and shall insure against loss from the perils of Fire, Extended Coverage, and shall include “All Risk” insurance for physical loss or damage including, without duplication of coverage, at least theft, vandalism, malicious mischief, transit, collapse, flood, and earthquake. Owner and Parsons waive all rights against each other, the Subcontractors, and their Sub-Subcontractors for damages caused by perils covered by insurance provided under this paragraph. Parsons shall require similar waivers from all Subcontractors and their Sub-Subcontractors. Nothing in these waivers shall waive any party of their responsibilities with respect to damage caused by their respective acts or negligence.

ARTICLE VII        COMPLETION

7.1           Scheduled Completion

Time is of the essence.  Parsons shall commence the Services as agreed after the date of this Agreement and shall prosecute the services on a best efforts basis continuously and with due diligence in accordance with the schedule provided in the September 3, 2004 Proposal.

As soon as the Facilities, or any part thereof, is in the opinion of Parsons mechanically complete and ready for initial start-up operation, Parsons shall so notify the Owner by means of a Construction Completion Report. This report shall state which parts of the Facilities Parsons proposes to demonstrate (meaning to prove or make evident by reasoning or adducing evidence) have been mechanically completed in accordance with this Agreement and have passed such tests as may have been required of Parsons under the Agreement. Parsons shall propose a program for such demonstrations commencing within a reasonably prompt timeframe after the date of the notice. Mechanical Completion and the term “mechanically complete” shall mean that all components of the Facilities have been properly installed in accordance with applicable drawings and specifications, and the Facilities are demonstrated to be ready for reasonable initial startup

The responsibilities of Parsons and Owner in demonstrating the initial startup of such Facilities, or parts thereof, shall be defined in a Commissioning Plan which will be mutually agreed to by Parsons and Owner.

Upon the reasonably satisfactory completion of such demonstration, Parsons and the Owner shall sign the Construction Completion Report, stating that Parsons has demonstrated to the Owner that the Project or part thereof is mechanically complete and in a condition such that any procedures needed before the Facilities or part thereof is put into operation may safely be carried out. Such Construction Completion Report may include a reasonable punchlist of items requiring completion before the Acceptance of the Services. Mechanical Completion shall not be achieved if the punchlist includes substantial items which would hinder the Owner from operating in the space or which would be difficult to correct due to environmental or other requirements, such as can exist in connection with cleanrooms.

Mechanical completion is further defined by the mechanical completion checklist. A draft of which checklist is included with Parsons September 3, 2004 Proposal as Attachment C.

ARTICLE VIII       TRANSFER AND ACCEPTANCE

8.1           Care, Custody and Control

Mechanical completion will be achieved on a system-by-system basis. Mechanical completion shall be deemed to have occurred upon the Owner’s signing of the Construction Completion Report for that system, and the care, custody, and the control of the subject system or relevant part thereof shall pass to Owner. In any event, the care, custody, and control of the Facilities or part thereof shall pass to Owner no later than the time when Owner takes physical possession thereof. From and after the date of the transfer of the care, custody, and the control of the Facilities or part thereof, Owner shall assume all risks of physical loss or damage thereto and shall, excluding damage caused by the acts of Parsons or its subcontractors, and does hereby, release Parsons from and Owner will and shall cause its insurers to waive rights of subrogation against Parsons and its Vendors and Subcontractors of any tier for such loss or damage to the Facilities which may thereafter occur, unless and to the extent that damage resulting within three years of such transfer of control can be shown to have resulted from the faulty workmanship or negligence of Parsons or its Vendors or Subcontractors.

8.2           Acceptance of the Services

When Parsons deems it has completed all the Services, it shall so notify Owner in writing. Within fifteen (15) days thereafter, Owner shall advise Parsons in writing of any deficiencies or defects in the Services for which Parsons is responsible under this Agreement. As soon as any such deficiencies or defects are corrected, Owner shall accept the Services in writing.  In the event Parsons and the Owner disagree as to deficiencies or defects in the Services, the matter will be subject to dispute resolution under this Agreement.

ARTICLE IX                            TERMINATION, CANCELLATION AND SUSPENSION

9.1           Termination by Owner for Default

Should Parsons become insolvent or bankrupt, or should Parsons commit a substantial breach of a material provision of this Agreement, and should Parsons thereafter fail to commence actions in good faith to remedy such breach within ten (10) days after written demand by Owner or Parsons is unable to correct such breach within thirty (30) days, Owner may terminate this Agreement and enter upon the premises and take possession thereof and at the same time instruct Parsons to remove from the premises all of its tools, equipment, and supplies, or Owner may take possession of any and all of such tools, equipment, and supplies, for the purpose of completing the Services. Upon any such termination, Parsons shall be compensated for all costs incurred and Services satisfactorily performed under any agreement that incorporates these terms, plus the earned portion of the Fee provided for under any agreement that incorporates these terms, less Owner’s reasonable costs incurred to remedy such breach and remove Parsons. In the event that Owner uses any of Parsons equipment or tools, Owner shall return the same to Parsons in good condition and repair, reasonable wear and tear excepted, and shall pay Parsons for the use thereof as provided hereunder or under any agreement that incorporates these terms.

9.2           Termination by Parsons for Default

Should Owner become insolvent or bankrupt or commit a substantial breach or default of a material provision of this Agreement and (a) fails to remedy the same within ten (10) days after written notice thereof from Parsons if the breach constitutes a failure to pay money, or (b) fails to commence actions to remedy the same within ten (10) days after written notice thereof from Parsons and thereafter to proceed diligently in remedying the same if the breach is other than to pay money, then Parsons may, at its option, suspend performance or terminate this Agreement. Should Parsons so suspend or terminate this Agreement, it shall be paid for all reasonable costs incurred and Services performed to the date of suspension/termination in accordance with the provisions of Exhibit 2, including any reasonable cancellation charges by Vendors and Subcontractors, and the cost of all reasonable standby and demobilization/remobilization expenses plus the earned portion of the Fee provided for hereunder or under any agreement that incorporates these terms.

9.3           Termination for Convenience

Owner reserves the right to terminate the Services for Owner’s convenience upon no less than thirty (30) days notice in writing to Parsons. Should the Services be so terminated by Owner, Parsons shall be paid for all costs incurred to date of termination and through demobilization in accordance with the terms hereunder or under any agreement that incorporates these terms, including any cancellation charges by Vendors and Subcontractors, in accordance with the provisions of Article II, and the earned portion of the Fee provided for in Exhibit 2.

9.4           Suspension by Owner

Owner reserves the right to suspend the Services upon ten (10) days’ written notice to Parsons, unless Parsons agrees in writing to a shorter notice period. Should the Services be so suspended, Parsons shall be paid for all reasonable costs incurred in accordance with the terms hereunder or under any agreement that incorporates these terms and Fee earned for Services performed to the date of suspension and through demobilization, including any reasonable suspension or cancellation charges by Vendors and Subcontractors. When a suspension equals or exceeds ninety (90) days in the aggregate, Parsons may elect to treat such suspension as a cancellation for Convenience of Owner pursuant to Section 9.3.

9.5           Rights Upon Termination

For avoidance of doubt, except in the event that Services are terminated under Section 9.2 and Owner fails to compensate Parsons for all Services rendered in accordance with Exhibit 2, Owner shall have the right to resume construction within the facility at any time without Parsons provided, however, that such resumption of construction without Parsons shall not limit Owner’s responsibilities for compensating Parsons in full, in accordance with the terms specified in Exhibit 2, for Services rendered through the date at which the Services were rendered by Parsons.  In such circumstances, Parsons agrees not to take any action which would prevent Owner from continuing construction.  If requested by Owner, in conjunction with such termination, Parsons agrees to assist Owner in its transfer of the work hereunder to another construction management company provided that Owner agrees to pay Parsons for its time and expenses in a manner which is consistent with Exhibit 2, excluding the 3% fee to Parsons on any such transfer-related work.  In such circumstances, Parsons agrees to use its commercial best efforts to assist in such transfer.

ARTICLE X           SAFETY AND ENVIRONMENTAL

10.1         Compliance with Laws

(a)   Parsons shall design the Facilities so they comply with all applicable laws, including, without limitation, state and federal Occupational Safety and Health Acts (“OSHA”), and with applicable environmental laws, rules and regulations in force at the Effective Date of this Agreement.

(b)   Parsons shall perform its Services in accordance with applicable laws, rules, regulations and orders relating to environmental concerns or safety and shall require each vendor, subcontractor and contractor to have an appropriate safety program covering their employees;

(c)   From and after transfer of care, custody and control of the Facilities or part thereof, Owner assumes responsibility for compliance by the Facilities or portion thereof with applicable safety and environmental laws, rules and regulations and orders.

10.2         Pre-Existing Conditions

(a)   Owner warrants it has disclosed or it shall immediately disclose as information becomes available (i) any and all reports, test results, public records and other sources of information known to Owner which show areas of contamination at the site and (ii) all other information known by Owner relevant to the site.  Anything herein to the contrary notwithstanding, title to, ownership of, and legal responsibility and liability for any and all pre-existing and undisclosed contamination shall at all times remain with Owner.

“Contamination” is any hazardous materials or toxic substance, pollutant or contaminant (as the same may be defined under any applicable law) present at the job site, which has not been introduced to the site by Parsons or its subcontractors.

(b)   Owner shall, at Owner’s sole expense and risk, arrange for the handling, storage, transportation, treatment and delivery for disposal of pre-existing and undisclosed Contamination. Owner shall be solely responsible for obtaining a disposal site for such material. Owner shall look to the disposal facility and/or transporter for any responsibility or liability arising from improper disposal or transportation of such waste. Parsons shall not have or exert any control over Owner in Owner’s obligations or responsibilities as a generator in the storage, transportation, treatment or disposal of any hazardous materials or contamination not created or caused by Parsons. Owner shall complete and execute any required governmental forms relating to regulated activities of the Owner, including, but not limited to, generation, storage, handling, treatment, transportation, or disposal of pre-existing hazardous materials generated or handled by Owner.  Owner shall defend, indemnify and save Parsons harmless from all damages, penalties, and other costs and liabilities resulting from hazardous materials generated or handled by Owner.

ARTICLE XI                   FORCE MAJEURE

Any delays in or failure of performance by Owner or Parsons, other than payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of Owner or Parsons, as the case may be, including but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; act of war (declared or undeclared), hostilities or acts of terrorism; rebellion or sabotage or damage resulting therefrom; riots or strikes or other concerted acts of workmen, whether direct or indirect; or any causes, whether or not of the same class or kind as those specially above named, which are not within the control of Owner or Parsons respectively, and which by the exercise of reasonable diligence, Owner or Parsons , respectively, is unable to prevent (“Force Majeure”). Parsons Scheduled Completion Date shall be adjusted in accordance with Changes Article 1.4 to account for any Force Majeure delay and Parsons shall be reimbursed by Owner in accordance with Exhibit 2 for all costs incurred in connection with or arising from a Force Majeure event, including, but not limited to, those costs incurred in the exercise of reasonable diligence to avoid or mitigate a Force Majeure event.

Parsons shall notify Owner within 10 days of a Force Majeure occurrence or as soon thereafter as practical.

ARTICLE XII                  INTELLECTUAL PROPERTY

12.1         Title to Plans and Specifications

Drawings and specifications prepared by Parsons or others pursuant to this Agreement (hereinafter “Documentation”) shall be the property of Owner. . In the event Owner uses such information for any future projects, Owner shall defend, indemnify and hold Parsons harmless from and against any costs (including attorney’s fees and costs of suit) and liabilities arising out of claims or suits asserted against Parsons even if such claims or suits are based on allegations of negligence of Parsons. Parsons agrees that at the completion of its services hereunder, or at any time upon the request of Owner, that it will provide Owner with a complete set of all existing design and engineering plans and drawings related to the project.

12.2         Secrecy Agreements

Any written agreements between Parsons and Owner entered into prior to the effective date hereof relating to secrecy or confidentiality of information exchanged between Parsons and Owner shall be deemed incorporated herein by reference as if fully set forth in this Agreement.

12.3         Patents

Parsons agrees to include, as a term or condition of each purchase order for equipment issued by it in the performance of the Services, a patent indemnification provision extending from the vendor under such purchase order to owner and Parsons and to render such assistance to Owner as may be reasonably required on a reimbursable cost basis to enforce the terms of such indemnification by vendors.

ARTICLE XIII                DISPUTE RESOLUTION- (NEGOTIATION, MEDIATION AND LITIGATION)

13.1         General Disputes

In the event of a dispute between the parties, arising under or relating to this Agreement which cannot be amicably resolved the following shall apply:

13.2         Dispute Resolution

(a)   Claims, disputes or other matters in question between parties to this Agreement arising out of or relating to Agreement or breach thereof shall be subject to and decided by negotiation prior to mediation, followed by litigation only if necessary to resolve the matter.  Such mediation shall be conducted in accordance with Construction Industry Mediation Procedures of the American

Arbitration Association, or other mutually-agreeable alternative dispute resolution provider.

(b)   Prior to litigation, the parties shall endeavor to settle disputes by mediation.  Demand for mediation shall be filed in writing with the other party to this Agreement within a reasonable time after claim, dispute, or other matters in question have arisen.  In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes or repose or limitations.

ARTICLE XIV                GENERAL PROVISIONS

14.1         Independent Contractor

Parsons shall perform the Services as an independent contractor, except that contracts or purchase orders for equipment mutually-specified by Owner and Parsons may be issued by Parsons as purchasing agent for Owner.

As a Purchasing agent of Owner with respect to purchases of mutually-specified equipment, Parsons will not make any representations which are not consistent with those defined in the Procurement Procedures Manual established between the Owner and Parsons.  In addition, Parsons will not place any orders for materials or equipment on Owners’ behalf, or make any other commitments on the Owners’ behalf, without the express written approval of an authorized representative of the Owner with respect to the placement of such order or the making of such commitment. Parsons agrees to maintain complete records of all such orders and commitments and to make such records available to Owner upon request.

14.2         Subcontracts

Parsons may subcontract any portion of its Services to a Subcontractor, subject to approval by Owner, which approval shall not be unreasonably withheld. Except as otherwise provided in this Agreement, in no case shall Owner’s approval of any subcontract relieve Parsons of any of its obligations under this Agreement. Notwithstanding the above, Parsons may have portions of the Services performed by its affiliated entities or their employees, in which event Parsons shall be responsible for such Services and Owner will look solely to Parsons as if the Services were performed by Parsons.

14.3         Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that it may be assigned without such consent to the successor of either party, or to a person, firm, or corporation acquiring all or substantially all of the business assets of such party or to a wholly owned subsidiary of either party, but such assignment shall not relieve the assigning party of any of its obligations under this Agreement.  Any attempted assignment without such consent shall be null and void.  No assignment of this Agreement shall be valid until this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

14.4         Audit and Maintenance of Records

Parsons’ work hereunder shall be done on an “open book” basis.  As such, Parsons will periodically, and any time upon Owners’ request, provide Owner with a summary of all actual costs incurred, all costs committed, all disputes and other matters associated with actual or potential costs hereunder.

Owner shall have the right to audit and inspect Parsons records and accounts covering costs hereunder at all reasonable times during the course of the Services and for a period of one (1) year after the acceptance thereof pursuant to Section 8.2 provided, however, the purpose of any such audit shall be only for verification of such costs and that Parsons shall not be required to keep records of or provide access to those of its costs covered by Fee, allowances, fixed rates, or of costs which are expressed in terms of percentages of other costs.

To the extent that Parsons has an audit or review performed of its actual costs or estimated costs hereunder by any third-party consultant, accountant, government entity or other party, Parsons will share the results of such audit or review with Owner.

14.5         Avoidance of Liens

Upon receipt of payment from Acusphere, Parsons shall at all times promptly pay for all services, labor, equipment, and supplies used or furnished by Parsons or any contractor, subcontractor, materialmen, or suppliers under this Agreement and, to the fullest extent permitted by applicable law, shall keep the property and project site and all property belonging to Owner and its Landlord free and clear of any and all liens and rights of lien arising out of services, labor, or goods furnished by Parsons or its employees, contractors, subcontractors, or suppliers, in the performance of the work.  Parsons shall immediately comply with Owner’s request for partial lien waivers from contractors, subcontractors, and suppliers in format permitted by law and acceptable to Owners.  If Parsons fails to release and discharge any such lien or claim of lien that Parsons has previously been paid by Acusphere for against the project site or the property of Owner or its Landlord arising out of performance of the work within seven (7) working days after receipt of written notice from Owner to remove such lien or claim of lien, Owner may, at its option, discharge or release the lien or claim of lien or otherwise deal with the lien claimant, and Parsons shall pay Owner any reasonable costs and expenses incurred by Owner in so doing, including reasonable attorneys’ fees and court costs so incurred.

14.5A      Final Lien Waiver and Release of Claims

Owner shall not be obligated to make final payment to Parsons until Parsons has delivered to Owner a Final Lien Waiver and Release of Claims satisfactory to Owner certifying:  (a) that Parsons has fully performed under this Agreement and that all claims of Parsons for the Work are satisfied upon the making of such final payment; (b) that no property of Owner or other property used in connection with the Agreement is subject to any unsatisfied lien or claim as a result of the performance of the Agreement; (c) that all rights of lien against Owner’s property in connection with the Agreement are released (including, without limitation, if Owner requests, final releases of lien satisfactory in form to Owner and executed by all persons who by reason of furnishing services, labor, or other, for the Work are potential lienors against Owner’s property); and d) that Parsons will have paid in full all outstanding obligations against the work promptly upon receipt of final payment.

14.6         Surplus Material

Parsons shall use reasonable care to limit the amount of surplus materials procured for the Facilities. It is understood, however, that in performing work of the scope and complexity of the Services, it is necessary and inevitable that certain surplus materials be purchased. The purchase price and transportation costs of such surplus materials shall be considered costs of the Services to the same extent as any materials actually incorporated into the Facilities. Parsons shall, as soon as it is feasible to do so, determine and advise Owner what materials are surplus materials and thereafter shall dispose of such materials as directed by Owner, and the cost of the Services shall be for the Owner’s account and paid to Parsons with Fee.

14.7         Notices

All notices pertaining to this Agreement shall be in writing and, if to Owner, shall be sufficient when sent registered or certified mail or telecopied (with oral confirmation) to Owner at the following address:

Acusphere, Inc.

Attn: Chief Financial Officer

500 Arsenal Street

Watertown, MA 02472

Tel: 617-648-8800

Fax: 617-926-3605

All notices to Parsons shall be sufficient when sent registered or certified mail or telecopied (with oral confirmation) to Parsons to the following address:

Gary McKiernan

Parsons Commercial Technology Group Inc.

150 Federal Street

Boston, MA 02110-1713

Tel: 617-449-1280

Tel: 617-449-9777

14.8         Representations and Remedies

Parsons makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein. The parties’ rights, liabilities, responsibilities and remedies with respect to the Services shall be exclusively those expressly set forth in this Agreement.

14.9         Damages

(a)   Neither party shall be responsible or held liable to the other for consequential, incidental, special or indirect damages, including without limitation, liability for loss of use of the facilities or Owner’s existing property, loss of profits, interest, product or business interruption, increased costs of operations and maintenance or staffing needs, however the same may be caused.

(b)   Owner hereby releases, indemnifies and agrees to hold Parsons harmless from any liability arising from the ownership, use or operation of the facilities, or any part thereof, subsequent to the transfer of care, custody and control as provided in Article VIII to Owner, except only as provided in Articles IV and V.

(c)   If Owner is not the sole owner of the Facilities or existing property at or adjacent to the jobsite, or if the Facilities are to be owned or operated by a person or entity other than Owner, Owner shall obtain waivers and/or releases from the other owners or operators thereof sufficient to provide to Parsons the same protection from liability for loss or damage that would be afforded to Parsons under this Agreement as if the Owner were the sole owner or operator. As an alternative, Owner shall protect and indemnify Parsons from any and all liability to the facility Owner’s and operators to the same extent afforded Parsons by the Owner herein.

(d)   It is understood and agreed that Parsons, acting on behalf of Owner, and after securing approval of costs per bid tabs provided by Parsons to Owner, may place Purchase Orders as Agent and Contracts, Subcontracts, Service Agreements, Rental Agreements and/or Lease Agreements as Construction Manager in conjunction with work required herein. It is also understood that from time to time Vendors, Suppliers, Contractors, Subcontractors, Service

Providers, Rental Companies and/or Leasing Companies may become involved in disputes with Parsons as a result of goods being furnished or services being provided.

In the event any such dispute arises causing Parsons to incur any negotiation, mediation, arbitration and/or legal expenses in conjunction with such dispute, the following shall apply:

a)     Situations where Parsons is pursuing a vendor or subcontractor:  Provided that the costs are reasonable and provided that Acusphere approves such pursuit in advance and can elect to discontinue such pursuit via Parsons at any time, Acusphere will pay Parsons their costs incurred in such pursuit.

b)     Situations where Parsons is pursued by a vendor or subcontractor:

i)              If Acusphere and Parsons agree that their was no negligence or willful misconduct or obvious mismanagement on the part of Parsons and if Acusphere and Parsons agree that the dispute relates solely to the project for which Parsons is working with Acusphere (as opposed to some feud that carries over from another job), Acusphere will pay Parsons reasonable costs, including costs incurred by Parsons for negotiation, mediation, arbitration, legal services and judgments awarded to other parties, provided that Acusphere has complete control over the right to settle the dispute with the vendor or subcontractor and provided that Acusphere has the right to take over the defense of such matter if Acusphere so elects.

ii)             If Acusphere and Parsons agree that the dispute results from prior experience between Parsons and the vendor or subcontractor or results from Parsons’ negligence or willful misconduct or mismanagement, Parsons will be responsible for all such costs.

iii)            If Acusphere and Parsons cannot agree on who is responsible, Acusphere and Parsons will seek a mediator to determine whether the circumstances dictate that (i) or (ii) is the right course or whether such costs should be shared by Acusphere and Parsons.

It is understood that Owners’ agreement to reimburse Parsons for costs in certain circumstances relating to disputes is an agreement between Owner and Parsons only and that Parsons will not make any representation to any subcontractor that Owner will reimburse such costs for subcontractors unless Parsons is specifically authorized to do so in writing by Acusphere.

14.10       Solicitation of Employment

Neither party shall, whether during the term of this Agreement or for a period of 180 days thereafter, directly or indirectly for itself or on behalf of, or in conjunction with, any other person, partnership, corporation, business or organization, solicit, hire, contract with or engage the employment of an employee of the other with whom that party or its personnel have had contact in the course of providing Services under this Agreement, unless that party has obtained written consent of the other to such hiring. Nothing in this provision shall prevent Owner from separately contracting with any vendor or subcontractor utilized by Parsons or from hiring any employee of such any such vendor or subcontractor.

14.11       Interpretation

(a)   This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding provisions thereof, which refer to the laws of another jurisdiction.

(b)   Headings and titles of articles, Sections, paragraphs and other subparts of this Agreement are for the convenience of reference only and shall not be considered in interpreting the text of this Agreement. Modifications or amendments to this Agreement must be in writing and executed by a duly authorized representative of each party.

(c)   Indemnities against, releases from, assumptions of and limitations on liability expressed in this Agreement, as well as waivers of subrogation rights, shall apply even in the event of the fault, negligence or strict liability of the party indemnified or released or whose liability is limited or assumed or against whom rights of subrogation are waived and shall extend to the officers, directors, employees, licensors, agents, partners and related entities of such party and its partners and related entities.

(d)   The parties agree to look solely to each other with respect to the obligations and liability arising in connection with this Agreement and Services performed hereunder. This Agreement and each and every provision hereof are for the exclusive benefit of Owner and Parsons and not for the benefit of any third party, except to the extent such benefits have been expressly extended pursuant to Section 14.11 (c).

(e)   In the event that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to amend the commercial and other terms of this Agreement in order to effect the intent of the parties as set forth in this Agreement.

(f)    The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion, or expiration of the Agreement, including but not limited to any indemnity obligations or expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

14.12       Entire Agreement

(a)   This Agreement consists of this contract document, documents expressly incorporated herein and the following attached exhibits:

Exhibit 1:  Existing Contract Scope and Related Compensation;

Exhibit 2:  Compensation and Payment; and

Exhibit 3:  Equipment List.

Documents referenced in this Agreement, subarticle 1.1 “Description of Services”

It is anticipated that the Owner and Parsons will expand the contract scope through future Contract Work Authorization Forms and that such future Contract Work Authorization Forms will incorporate the terms and conditions hereunder.

(b)   This Agreement, as defined in this Section, sets forth the full and complete understanding of the parties as of the date first above stated, and it supersedes any and all agreements and representations made or dated prior thereto. In the event of any conflict between this contract document and any of the Exhibits hereto, the terms and provisions of this contract document shall control. In the event of any conflict among the Exhibits, the Exhibit of the latest date shall control.

(c)   THE PARTIES ACKNOWLEDGE AND AGREE THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE BEEN FREELY, FAIRLY AND THOROUGHLY NEGOTIATED. FURTHER, THE PARTIES ACKNOWLEDGE AND AGREE SUCH TERMS AND CONDITIONS, INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WAIVERS, ALLOCATIONS OF, RELEASES FROM, INDEMNITES AGAINST AND LIMITATIONS OF LIABILITY, WHICH MAY REQUIRE CONSPICUOUS IDENTIFICATION, HAVE NOT BEEN SO IDENTIFIED BY MUTUAL AGREEMENT AND THE PARTIES HAVE ACTUAL KNOWLEDGE OF THE INTENT AND EFFECT OF SUCH TERMS AND CONDITIONS. EACH PARTY ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT IT RELIED SOLELY ON ITS OWN JUDGEMENT, BELIEF, AND KNOWLEDGE, AND SUCH ADVICE AS IT MAY HAVE RECEIVED FROM ITS OWN COUNSEL, AND IT HAS NOT BEEN INFLUENCED BY ANY REPRESENTATION OR STATEMENTS MADE BY ANY OTHER PARTY OR SUCH OTHER PARTY’S COUNSEL.

NO PROVISION IN THIS AGREEMENT IS TO BE INTERPRETED FOR OR AGAINST ANY PARTY BECAUSE THAT PARTY OR ITS COUNSEL DRAFTED SUCH PROVISION.

14.13       Security Interest in Major Equipment

If progress payments or deposits are made for equipment, Owner shall have and shall be entitled to perfect a first priority security interest in such equipment to the extent of such payments made.

The parties shall cooperate to cause the execution of such documents as may be necessary to effectuate such security interest.

ARTICLE XV                  SPECIAL CONDITIONS AND CORRESPONDENCE/INVOICING INSTRUCTIONS:

See Exhibit 2 for invoicing instructions.

ARTICLE XVI                TAXES, DUTIES AND FEES

Parsons shall pay when due, and the pricing set forth in this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities and applicable to the performance of Parsons Work and this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this contract, document as of the date and year first above written.

OWNER ACUSPHERE, INC.	PARSONS COMMERCIAL TECHNOLOGY GROUP INC. (“PARSONS”)

/s/ Sherri C. Oberg	/s/ Daniel Mariani

By: Sherri C. Oberg	By: Daniel Mariani

Title: President and CEO	Title: Sr. V.P.

EXHIBIT 1

EXISTING CONTRACT SCOPE AND RELATED COMPENSATION

As the design work being performed by Parsons advances, it is anticipated that the Owner and Parsons will enter into agreements which expand the contract scope in accordance with subarticle 1.1 “Description of Services”, and that such future Contract Work Authorizations will incorporate the terms and conditions hereunder. As of the date of this Agreement, the Owner and Parsons have agreed to the scope of work and amount of compensation defined in the Contract Work Authorization (Form 1) for Engineering and Construction Management Services #1 and the Contract Work Authorization (Form 2) for Agency Procurements #2.

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EXHIBIT 2

COMPENSATION AND PAYMENT

Engineering and Design

All effort-hours necessary for the project management, architectural, engineering, procurement, and project controls portion of this project will be billed on a reimbursable basis at a multiplier of 2.1 times base salary.

Such hours shall exclude costs incurred for negotiating and documenting contract terms between Parsons and Owner as such costs shall be borne by the respective parties.

All home office expenses and local travel costs will be billed at a rate of $5 per effort-hour.

Service costs for civil engineering, survey work, permit assistance, site investigations, and any other outside engineering services performed by other than Parsons personnel under the supervision of Parsons shall be invoiced to Owner at cost plus 10%.  Travel beyond the local area, defined as Tewksbury, Boston, and Watertown, Massachusetts will be invoiced at out-of-pocket cost plus 5%.

Construction Management

All effort-hours for the field-based construction management staff will be billed on a reimbursable basis at a multiplier of 1.8 times base salary.

Project Fee Invoices

Parsons will invoice Owner on a monthly basis starting in November 2004 for the project fee at a rate of 3% for all amounts due to be paid under each purchase order placed as Agent, each general conditions order and subcontract and each construction subcontract issued.  No Project Fee shall be paid on design services performed by Parsons.

It is also understood that consistent with the Owner reimbursing Parsons for the cost of general conditions orders and subcontracts and each construction subcontract issued plus the 3% fee thereon, Owner shall also reimburse Parsons for seconded services of any seconded services provider engaged by Parsons, plus a 3% fee thereon as if the provider is a subcontractor to Parsons provided that such seconded services are for services within the scope of Parsons’ responsibilities on this project and provided that Owner shall only pay one such 3% fee for such services. Retainage shall not apply to payments due the seconded services provider. Except for potential seconded services to be potentially provided to Parsons’ by The Richmond Group, Parsons will seek advance approval from Owner before incurring seconded services costs on this project.

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Invoicing and Payment Terms

Parsons will issue advance payment invoices to Owner on a monthly basis at the beginning of the month in accordance with the cash requirements necessary to meet payment obligations to vendors, suppliers, and subcontractors working for Parsons for the upcoming month, plus the amount due in accordance with the project services payment schedule and the monthly project fee amount.  Such advance payment invoices shall not include any amounts for release of retainage or clearing of punchlist items which amounts shall only be paid by Owner to Parsons after release or completion, respectively and shall not include any prepayments to Agency vendors.  Any overpayment or underpayment to Parsons based upon this advance payment method shall be offset against or added to the payment schedule for the subsequent month.  To the extent, if any, that Owner agrees to provide subcontractors or Parsons with financial incentives to achieve specified milestones, such incentives will be paid based upon achievement and not included in the advance payment invoices.

Owner shall pay vendors directly for equipment purchases placed by Parsons as agent of Owner.

Parsons will also issue reconciled actual cost statements on a monthly basis for the previous month and apply either a debit or credit to the following month.

Payment terms for all types of invoices are net 14 days, payable via wire transfer to a bank account identified in writing to Owner by Parsons.

Parsons shall forward copies of its invoices, together with the reconciled actual cost statements and its estimate of cash requirements to meet payments to subcontractors to:

Acusphere, Inc.

Attn:       Accounts Payable

500 Arsenal Street

Watertown, MA 02472

To ensure prompt attention to such invoices, it is understood that the reconciliation of actual costs and the estimate of cash requirements shall first be sent to, and discussed with, Acusphere’s Vice President of Manufacturing or such person as is designated by Acusphere’s Vice President of Manufacturing for such review.

Parsons will promptly make payments to subcontractors when due. Parsons will not credit its own accounts for any advance payment amount paid by Owner that was intended for payment to subcontractors.

If this Agreement is terminated and Owner has advanced payments to Parsons which exceed the amount earned by Parsons and its subcontractors, Parsons shall within fourteen (14) days for such termination refund Owner in full for such overpayment.

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Retainage

A 10% retainage will be withheld from each construction subcontract invoice. The retainage will not be considered earned or released to subcontract until the completion of the subcontractor’ work.

Guaranteed Maximum Price (GMP)

If and when the parties agree that all or part of the services covered by the terms and conditions for Engineering, Procurement and Construction Management Services are sufficiently defined to allow Parsons to perform all or part of it’s services on a GMP basis, and if the Owner requests a GMP for all or part of the sufficiently defined services, the parties agree to enter into negotiations for the purpose of establishing a GMP for such portion or portions of the work the parties agree are sufficiently definable.

A Guaranteed Maximum Price is defined as follows:

“Guaranteed Maximum Price: Sum established in an Agreement between Owner and parsons as the maximum compensation to be paid by the Owner to Parsons for performing specified Work on the basis of cost of labor and materials plus overhead expenses and profit.”

Target Price, Cost of the Work (Target Price)

If agreed to by Owner and Parsons, the Contract Work Authorizations entered into by Owner and Parsons shall be based on a target price. Under a target price arrangement, the target price is based on the cost of the work which includes Parsons’ engineering and design services and markups thereon, all Parsons’ home office expenses and travel costs, invoiced at a $5 effort hour rate, service costs and markups, construction subcontracts, construction management and markups thereon, Parsons’ project fees, and the costs of procurements made by Parsons as agent for Owner which are further described in the Exhibit 2.

Collectively, the costs of the work as defined herein shall be the only cost basis for determining the target price regardless of any other project costs.

Exclusions from Target Price

The target price final calculations shall exclude the following costs, unless modified by subsequent change order:

•              Commissioning services to the extent that they are not included in the September 3, 2004 proposal.

•              Warranty enforcement and assistance costs.

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•              Work by other than Parsons, or vendors of subcontractors of Parsons, listed on the Responsibility Matrix (Attachment B) in Parsons’ September 3, 2004 proposal.

•              Any and all costs, of every type and nature not identified in the “target price cost of the work” described above this list of exclusions.

Purpose for Target Price

The target price has been established for the purpose of estimating the cost of the project and as a management tool for identifying cost variances.  THE TARGET PRICE SHALL NOT BE CONSIDERED A GUARANTEED MAXIMUM PRICE.

Shared Savings

Owner and Parsons may agree to a shared savings program. Unless specifically agreed to by Owner and Parsons as part of a Contract Work Authorization, it is understood that Shared Savings is not in effect.  To the extent that the shared saving is in effect for a target price or GMP contract work authorization and to the extent that actual costs incurred are less than the stipulated target price or, if applicable, the GMP, Parsons and the Owner shall share the savings on a 50/50 basis.  The target price shall be calculated based on the cost of the work as described above and the Owner shall pay Parsons 50 cents for every dollar that the target price is under run, with the following exclusions. Shared savings shall not apply to equipment purchases made by Parsons as agent for Owner as described in Contract Work Authorization Form 2 nor shall shared savings apply to design services, procurement services or other work provided directly by Parsons. Such shared savings, when and if applicable, shall only apply to the Parsons construction subcontract cost savings portion of the savings.

Payment of Shared Savings

If and when shared savings is in effect, within 60 days after acceptance of the project by Owner, Parsons shall present Owner with a report detailing the final project cost.  Owner shall review the final cost report promptly and the parties shall negotiate in good faith to resolve any disputed items related thereto.  Acceptance of the project is based on the provisions of Article VIII per above.

Following resolution of any cost disputes Owner shall make payment to Parsons of the earned shared savings within 15 days thereafter.

Owner shall not unreasonably withhold any portion of the share savings due Parsons which is not in dispute.

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Adjustments to Target Price

The Owner or Parsons shall have a right to negotiate a reasonable adjustment to the target price in conjunction with any Contract Work Authorization release which involves a significant change in scope and the Owner and Parsons shall be entitled to seek a resolution if a dispute arises, concerning the amount of the adjustment considered reasonable, in accordance with the Dispute Resolution article contained in the agreement.  In assessing whether or not an adjustment is reasonable, it is recognized that Owner and Parsons have collaborated on this project, the scope of work is has been studied by both parties and the construction is being performed based upon Parsons’ design. To the extent that design inputs or output requirements have been modified and such modification results in a modification of the scope of work, a change order may be applicable. However, unanticipated complications in construction that arise, when not due to changes in design input or output requirements and not due to latent problems under the soil and/or unknown hazardous waste issues, are not intended to result in adjustment to the target price.

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EXHIBIT 3

EQUIPMENT LIST

See equipment list, marked “Exhibit B” and dated October 15, 2004 which is attached hereto and made a part hereof.

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Exhibit B

As of October 15, 2004

Equipment List

AI-700 Commercial Manufacturing Facility – Phase 1A

[CONFIDENTIAL TREATMENT REQUESTED] /*/

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